Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Burtech Acquisition Corp II

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, par value $0.0001, one redeemable warrant	(1)	457(a)	11,500,000	$10.00	$115,000,000.00	0.0001381	$15,881.50
Fees to be Paid	Equity	Class A ordinary shares to be included as part of the units	(2)	457(a)	11,500,000	0.00	0.00	0.0001381	0.00
Fees to be Paid	Equity	Redeemable warrants to acquire one Class A ordinary share included as part of the units	(3)	457(a)	11,500,000	0.00	0.00	0.0001381	0.00
Fees to be Paid	Equity	Representative Shares	(4)	457(a)	115,000	$10.00	$1,150,000.00	0.0001381	$158.82

Total Offering Amounts:							$116,150,000.00		16,040.32
Total Fees Previously Paid:									0.00
Total Fee Offsets:
Net Fee Due:									$16,040.32

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

No fee pursuant to Rule 457(g).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act. No fee pursuant to Rule 457(g).
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act. No fee pursuant to Rule 457(g).